EXHIBIT 23.2

CONSENT OF RAICH ENDE MALTER & CO. LLP

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of  Directors

Chocolate Candy Creations, Inc.

We hereby consent to the use of our auditors' report dated March 18, 2010 relating to the balance sheets of Chocolate Candy Creations, Inc., as of December 31, 2009 and 2008 and the related statements of operations, stockholders' equity and cash flows for the two years ended December 31, 2009, to be included in this Post Effective Amendment No. 2 to Form S-1, as filed with the Securities and Exchange Commission on March 30, 2010 and to the reference to our firm under the heading "Experts" in the Prospectus.

/s/ Raich Ende Malter & Co. LLP

    New York, New York

    March 30, 2010